Exhibit 23

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We consent to the incorporation by reference in Registration Statement Nos. 333-47241, 333-31196, 333-65544, 333-83822 and 333-117918 on Forms S-8 of Guaranty Federal Bancshares, Inc. of our report dated March 27, 2007, relating to the consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2006, and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004, which appears in the Annual Report on Form 10-K of Guaranty Federal Bancshares, Inc. for the period ended December 31, 2006.

/s/BKD, LLP

Springfield, Missouri
March 27, 2007